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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Kensler,        Richard            B.      |    Florida Banks, Inc. ("FLBK")              |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 2008 Water Crest Drive                     |                         |      7/00          |      Chief Credit Officer            |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Orange Park,       FL              32073   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| Common Stock,       |                   |       |      |            |       |       |                   |             |          |
|   $.01 par value    |    7/27/00        |   P   |      |  1,400     |  A    |$5.21875                   |     (D)     |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| Common Stock,       |                   |       |      |            |       |       |                   |             |          |
|   $.01 par value    |    7/27/00        |   P   |      |    400     |  A    |$5.25  |     3,404(1)      |     (D)     |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
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*If the Form is filed b more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

(1) Includes 179 shares acquired under the Florida Banks, Inc. Employee Share Purchase Plan in January 2000.

                                                      (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Common Stock Options   |   $10.00     |    (1)   | --  | -- |20,000 |        |  (1)   | 8/13/08|Common  |  20,000   |     --      |
|(Right to buy)         |              |          |     |    |       |        |        |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Common Stock Options  |              |          |     |    |       |        |        |        |Common  |           |             |
| (Right to buy)        |   $ 6.56     |    (2)   | A   | V  | 8,000 |        |  (2)   | 1/2/10 |Stock   |   8,000   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|     20,000          |             D                 |                      |
|---------------------|-------------------------------|----------------------|
|      8,000          |             D                 |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

*   Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

(1) These options were granted on 8/13/98 and vest in four equal annual
    installments beginning on 8/13/99.                                       /s/ Richard Kensler                8/10/00
                                                                             --------------------------------   ----------
(2) These options were granted on 1/21/00 and vest in four equal annual      Signature of Reporting Person(1)   Date
    installments beginning on 12/1/01.                                           Richard Kensler
                                                                                                                Page 2
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)